Exhibit 3.164

AGREEMENT OF LIMITED PARTNERSHIP

OF

HSS VIRGINIA, L.P.

The undersigned parties being all of the partners (the “Partners”) of HSS VIRGINIA, L.P. (the “Limited Partnership”), a Virginia limited partnership, hereby agree that the ownership interests in the Limited Partnership and the capital contribution of the Partners are as follows:

Name and Address	Percent Ownership	Capital Contribution
GENERAL PARTNERS: HSS Holdco, LLC One Park Plaza Nashville, Tennessee 37203	1%	$34,880

HSS Systems VA, LLC One Park Plaza Nashville, Tennessee 37203	1%	$34,880

SOLE LIMITED PARTNER: HSS Systems VA, LLC One Park Plaza Nashville, Tennessee 37203	98%	$3,418,275

	Total	$3,488,035

The capital contribution of HSS Systems VA, LLC consisted of the assets (net of liabilities) shown on Exhibit A hereto, the value of which the Partners hereby agree to. The capital contribution of HSS Holdco, LLC was made in cash. None of the Partners shall be required to make any additional contribution of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.

The Limited Partnership may engage in any lawful business permitted by the Virginia Revised Uniform Limited Partnership Act (the “Act”), including without limitation, acquiring, owning, operating selling, leasing, and otherwise dealing with real property and healthcare businesses.

The address of the principal office of the Limited Partnership is One Park Plaza, Nashville, Tennessee 37203, and the name of the registered agent and the address of the registered office for service of process on the Limited Partnership in the Commonwealth of Virginia is Beverley L. Crump, Esq., 11 South 12th Street, Richmond, Virginia, 23219.

The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2051.

EXECUTED effective as of the 2nd day of January, 2001.

GENERAL PARTNERS:

HSS SYSTEMS VA, LLC,
a Delaware limited liability company

By:	/s/ John Franck
Name:	John M. Franck II
Title:	Vice President

HSS HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ R. Milton Johnson
Name:	R. Milton Johnson
Title:	Vice President

LIMITED PARTNER:

HSS SYSTEMS VA, LLC,
a Delaware limited liability company

By:	/s/ John Franck
Name:	John M. Franck II
Title:	Vice President

EXHIBIT A

HSS Virginia, L.P.

Assets Contributed

	7848	8648	8943	9347	9943
Cash & cash equivalents	—	—	—	—	—
Patient receivable	—	—	—	—	—
Inventories	1,391341	—	—	—	—
Prepaid expenses	—	48,432	—	—	—
Other receivables	—	53,480	—	—	—
Investment in p’ship					—	45,058
Buildings & Improvements		168,685	—	—	—
Equipment – owned	602,250	3,752,704	—	—	—
Accumulated depreciation	(46,723)	(557,274)	—	—	—

Net Assets	1,946,868	3,466,027	—	—	—	45,058

Accounts Payable	1,510,696	1,982,129	—	—	—	—
Accrued Salaries	150,590	270,266	—	—	—	—
Accrued Expenses	39,147	349,766	—	—	—	—
Long-term obligations	—	—	—	—	—	—

Total Liabilities	1,700,433	2,602,161	—	—	—	—

								*
Net Assets Contributed	246,435	863,866	—	—	—	45,058	1,155,359	16,647	1,172,006	98% HSS Systems VA, LLC (LP interest)

							11,789	170	11,959	1% HSS Systems VA, LLC (GP interest)
							11,789	170	11,959	1% HSS Holdco, LLC (GP interest)
									1,195,924	total value contributed

*	Additional funds that were contributed by HSS Holdco, LLC and HSS Systems VA, LLC to in turn be contributed by HSS Virginia, L.P. to Nashville Shared Services General P’ship.